Exhibit 99.1

PROPOSED AMENDMENTS TO RUSSIAN MASS MEDIA LAW PASS READINGS IN RUSSIAN PARLIAMENT

Moscow, Russia — September 29, 2014 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, notes that the proposed amendments to the Russian law “On Mass Media” passed their second and third readings in the lower house of the Russian parliament (the State Duma) on Friday September 26, 2014, with only minor changes to the initially proposed drafts. The amendments, which would impose further restrictions on foreign ownership of mass media (including television broadcasters) in Russia, now progress to a reading in the upper house (the Federation Council) and, if approved, for Presidential signature.

As previously indicated, the proposed legislation (in its current form and if enacted) would limit direct or indirect foreign ownership of Russian mass media businesses, and applies to both existing and future foreign ownership interests. The law would come into force on January 1, 2016, by which time each Russian mass media entity (including television broadcasters) would have to comply with the requirement that non-Russian entities and individuals in the aggregate beneficially own no more than 20% of the relevant mass media entity. Russian entities and individuals that beneficially own more than 20% of Russian mass media businesses through off-shore holding structures will have an additional year until January 2017, in which to restructure such foreign holding structures.

“We are carefully evaluating the impact on CTC Media of these proposed amendments to the Mass Media Law,” commented Yuliana Slashcheva, CEO of CTC Media. “While we do not currently expect this law to adversely affect our operating business, it does have substantial implications for our corporate structure and stockholders. We are therefore, together with our advisors, analyzing the potential outcomes of the implementation of this legislation, and considering all actions that we and our stockholders may take in order to comply with it and to protect stockholders’ interests.”

CTC Media is a Delaware corporation that directly and indirectly owns 100% of the shares of a series of Russian legal entities that operate primarily broadcast media entertainment businesses in Russia and the CIS. CTC Media’s shares are listed on the NASDAQ stock exchange in the US and its stockholders include MTG Russia AB (100% directly and indirectly owned by Swedish listed company Modern Times Group MTG AB), which holds approximately 39% of CTC Media’s common stock; Telcrest Investments Limited (a Cypriot private limited company that is beneficially owned by Russian entities and individuals), which holds approximately 25% of CTC Media’s common stock; and a number of public stockholders including US and European institutional and individual investors, which together hold the remaining approximately 36% of CTC Media’s common stock.

About CTC Media

CTC Media is Russia’s leading independent media company managing four television channels in Russia (CTC, Domashny, Peretz and CTC Love) as well as Channel 31 in Kazakhstan and a TV company in Moldova with combined potential audience over 150 million viewers. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is available in Belarus in Kyrgyzstan as well. CTC Media owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru and peretz.ru. CTC Media is publicly traded on NASDAQ under the symbol CTCM.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the impact of the potential enactment of proposed amendments to the Russian law “On Mass Media”, and any potential actions we or our stockholders may take in response to these amendments. These statements reflect the Company’s current expectations concerning future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, existing and new restrictions on foreign involvement in the Russian television business and the effect of geopolitical developments and related international economic sanctions. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2014 and its quarterly report on Form 10-Q filed with the SEC on July 31, 2014.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

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For further information, please visit www.ctcmedia.ru or contact:

Irina Faritova
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia